UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2017 (January 20, 2017)

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GSV Growth Credit Fund Inc.

(Exact name of registrant as specified in its charter)

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Maryland	000-55544	47-5049745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Woodside Road, Woodside, California		94062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 206-4604

               Not Applicable

(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        On January 20, 2017, Robert Greifeld resigned as a member of the board of directors (the “Board”) of GSV Growth Credit Fund Inc. (the “Company”), effective immediately. Prior to his resignation, Mr. Greifeld served as the chair of the Audit Committee of the Board (the “Audit Committee”) and as a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”). Mr. Greifeld did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. GSV Growth Credit LLC, the Company’s investment adviser (the “Adviser”), intends to appoint Mr. Greifeld to its Board of Managers. As noted below, on January 25, 2017, the Company’s remaining directors appointed Lewis W. Solimene, Jr. to fill the vacancy on the Board created by Mr. Greifeld’s resignation.

(d)       On January 25, 2017, the Board increased the number of directors that constitutes the full Board to five directors from three directors and appointed the following individuals to serve as members of the Board, effective immediately in each case:

•	Lewis W. Solimene, Jr., to fill the vacancy created by the resignation of Robert Greifeld, and to serve until the Company’s 2018 annual meeting of stockholders and until his successor is duly elected and qualifies. In addition, the Board appointed Mr. Solimene to serve as a member of the Nominating Committee and as chair of the Audit Committee.

•	Julie Persily, to serve until the Company’s 2018 annual meeting of stockholders and until her successor is duly elected and qualifies. In addition, the Board appointed Ms. Persily to serve as a member of each of the Nominating Committee and the Audit Committee.

•	Brian Laibow, to serve until the Company’s 2019 annual meeting of stockholders and until his successor is duly elected and qualifies. Mr. Laibow is not expected to be appointed to any committees of the Board.

Mr. Solimene and Ms. Persily will be entitled to receive compensation for their respective service on the Board consistent with the Company’s director compensation program for directors who are not “interested persons,” as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”), of the Company, as described under “Item 6. Executive Compensation – Compensation of Directors” in Amendment No. 2 to the Company’s Registration Statement on Form 10, as filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2016, which description is incorporated in this Current Report on Form 8-K by reference.

There are no arrangements or understandings between Mr. Solimene or Ms. Persily, respectively, and any other persons pursuant to which Mr. Solimene and Ms. Persily were selected as directors.

The Board appointed Mr. Laibow as a member of the Board pursuant to a stockholder agreement, dated December 15, 2016 (the “Stockholder Agreement”), between the Company and OCM Growth Holdings, LLC, a Delaware limited liability company and a holder of the Company’s common stock (“OCM”). The Stockholder Agreement was entered into in connection with OCM’s $125.0 million capital commitment to the Company (the “OCM Commitment”) and establishes certain rights and obligations with respect to the nomination of a director to the Board. Pursuant to the Stockholder Agreement, for so long as OCM is committed to fund an amount to the Company, or otherwise holds shares of the Company’s common stock, equal to, in the aggregate, at least one-third (33.3%) of the OCM Commitment, OCM will be entitled to nominate one director for election to the Board. Mr. Laibow is OCM’s initial nominee to the Board. Mr. Laibow also serves on the Board of Managers of the Adviser and is an “interested person,” as such term is defined in Section 2(a)(19) of the 1940 Act, of the Company.

There are no current or proposed transactions between the Company and Ms. Persily or Messrs. Solimene and Laibow, respectively, or the immediate family members of each, which would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSV Growth Credit Fund Inc.

Date: January 26, 2017	By:	/s/ Thomas B. Raterman
Thomas B. Raterman Chief Financial Officer, Treasurer and Secretary